Filed Under Rule 433

File No. 333-140643

FINAL PRICING TERMS

Liquidity Services, Inc. (“LSI”) has agreed to sell 100,000 shares of its common stock and certain stockholders have agreed to sell 3,400,000 shares, in each case at a public offering price of $18.00 per share.  In addition, certain stockholders have granted the underwriters the option to purchase up to 525,000 additional shares of common stock to cover over-allotments, if any, for a period of up to 30 days.

The underwriters expect to deliver the shares on or about March 19, 2007.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-895-5637.